Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report on Form 20-F to which this Unaudited Pro Forma Condensed Combined Financial Information is attached (the “Form 20-F”) or, if such terms are not defined in the Form 20-F, then such terms shall have the meanings ascribed to them in the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) by Thunder Bridge on November 12, 2024 (the “Proxy Statement”).

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Coincheck and Thunder Bridge, adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the historical unaudited balance sheet of Coincheck as of September 30, 2024 with the historical unaudited balance sheet of Thunder Bridge as of September 30, 2024, giving effect to the Business Combination as if it had been consummated on September 30, 2024.

The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024 combines the historical unaudited statement of operations of Coincheck for the six months ended September 30, 2024 with the results of Thunder Bridge for the six months ended September 30, 2024. The results of Thunder Bridge for the six months ended September 30, 2024 were calculated as (i) the historical unaudited statement of operations of Thunder Bridge for the nine months ended September 30, 2024; less (ii) the historical unaudited statement of operations of Thunder Bridge for the three months ended March 31, 2024.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024 combines the historical audited statement of operations of Coincheck for the year ended March 31, 2024 with the results of Thunder Bridge for the year ended March 31, 2024. The results of Thunder Bridge for the year ended March 31, 2024 were calculated as (i) the historical audited statement of operations of Thunder Bridge for the year ended December 31, 2023; less (ii) the historical unaudited statement of operations of Thunder Bridge for the three months ended March 31, 2023; plus (iii) the historical unaudited statement of operations of Thunder Bridge for the three months ended March 31, 2024.

The unaudited pro forma statements of operations give effect to the Business Combination as if it had been consummated on April 1, 2023.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included in the Proxy Statement and incorporated by reference into the Form 20-F to which this Unaudited Pro Forma Condensed Combined Financial Information is attached:

●	The historical audited financial statements of Coincheck as of and for the year ended March 31, 2024, and the historical unaudited financial statements of Coincheck as of and for the six months ended September 30, 2024; and

●	The historical audited financial statements of Thunder Bridge as of and for the year ended December 31, 2023, and the historical unaudited financial statements of Thunder Bridge as of and for the nine months ended September 30, 2024 and 2023 and for the three months ended March 31, 2024 and 2023.

The historical financial statements of Coincheck have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Japanese yen (“JPY”). The historical financial statements of Thunder Bridge have been prepared in accordance with US GAAP and in its presentation and reporting currency of U.S. dollars (“USD”).

The unaudited pro forma condensed combined financial information should also be read together with “Coincheck’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Thunder Bridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included in the Proxy Statement and incorporated by reference into the Form 20-F to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

Description of the Business Combination

Prior to the PubCo Subscription (defined below), Monex advanced a loan in the amount of EUR 1,225,876.16 (the “M1 GK Loan Amount”) to M1 GK (the “M1 GK Loan Advancement”). Following the M1 GK Loan Advancement and prior to the M1 GK Contribution (defined below), M1 GK subscribed for, and PubCo issued to M1 GK, a number of new PubCo Ordinary Shares equal to 122,587,616 (the “PubCo Exchange Shares”), in exchange for an aggregate subscription price payable to PubCo by M1 GK equal to USD 1,225,876,160 (the “Aggregate PubCo Share Consideration”), of which Aggregate PubCo Share Consideration (i) an amount equal to the M1 GK Loan Amount was paid in cash to satisfy the payment obligation on the PubCo Exchange Shares (the “PubCo Subscription Cash Consideration”) and (ii) an amount equal to the Aggregate PubCo Share Consideration minus the M1 GK Loan Amount remained outstanding in the form of a short-term note (the “PubCo Subscription Note Consideration”) (the “PubCo Subscription”).

Following the PubCo Subscription and prior to the PubCo Subscription Consideration Contribution (defined below), Monex transferred all of the outstanding equity interests of M1 GK to PubCo as an in-kind contribution in respect of the one PubCo Ordinary Share held by it, whereby M1 GK became a wholly owned subsidiary of PubCo (the “M1 GK Contribution”).

Following the M1 GK Contribution but prior to the M1 GK Loan Repayment (defined below), PubCo contributed (i) the PubCo Subscription Cash Consideration to M1 GK in cash, and (ii) the PubCo Subscription Note Consideration to M1 GK as an in-kind contribution, in respect of all of the outstanding equity interests of M1 GK held by it (the “PubCo Subscription Consideration Contribution”, and together with the M1 GK Loan Advancement, the PubCo Subscription and the M1 GK Contribution, the “PubCo Restructuring”).

Following the PubCo Restructuring but prior to the Share Exchange Effective Time, M1 GK repaid the M1 GK Loan Amount to Monex (the “M1 GK Loan Repayment”).

At the Share Exchange Effective Time and on the terms and subject to the conditions set forth in the Business Combination Agreement, Coincheck implemented, and PubCo caused M1 GK to implement, a share exchange (kabushiki koukan) under and in accordance with the applicable provisions of the Companies Act, pursuant to which the ordinary shares of Coincheck outstanding immediately prior to the Share Exchange Effective Time were exchanged for PubCo Ordinary Shares.

At the Share Exchange Effective Time, the effect of the Share Exchange was that, amongst others, Coincheck shareholders became holders of the PubCo Exchange Shares, and Coincheck became a direct, wholly owned subsidiary of M1 GK, which, in turn, is a wholly-owned subsidiary of PubCo.

Immediately following the Share Exchange Effective Time on the Closing Date, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the laws of the Netherlands, PubCo (a) converted its legal form, without ceasing to exist, from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (b) amended and restated its governing documents, which, as so amended and restated, became the governing documents of PubCo until thereafter amended in accordance with the terms thereof and applicable law.

Following the Share Exchange Effective Time, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the DGCL, Thunder Bridge and Merger Sub consummated the Merger, pursuant to which Merger Sub merged with and into Thunder Bridge, following which the separate corporate existence of Merger Sub ceased and Thunder Bridge continued as the Surviving Corporation and, ultimately, as a direct, wholly owned subsidiary of PubCo.

At the Merger Effective Time, the effect of the Merger was that, amongst others: (a) each Thunder Bridge Common Share issued and outstanding immediately prior to the Merger Effective Time was exchanged for the right to receive one PubCo Ordinary Share, and (b) without any action on the part of any holder of Thunder Bridge Warrants, each Thunder Bridge Warrant that was outstanding immediately prior to the Merger Effective Time, pursuant to and in accordance with the Warrant Agreement, automatically and irrevocably was modified to provide that such Thunder Bridge Warrant no longer entitles the holder thereof to purchase the amount of Thunder Bridge Common Share(s) set forth therein and in substitution thereof such Thunder Bridge Warrant entitles the holder thereof to acquire such number of PubCo Ordinary Shares per Thunder Bridge Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the Thunder Bridge Warrant was exercised prior to the Transactions.

PubCo previously planned to issue 50,000,000 Earn-Out Shares to the equityholders of the Company; however, the parties to the Business Combination have agreed that the Earn-Out Shares will no longer be issued as part of the Business Combination. As such, the historical financial information has not been adjusted to give pro forma effect to the Earn-Out Shares.

Non-redemption Agreement

Prior to the closing of Business Combination, the Company entered into a non-redemption agreement (the “Non-redemption Agreement”) with an existing shareholder (the “Non-redeeming Shareholder”). As of Closing and pursuant to the terms of the agreement, the Non-redeeming Shareholder beneficially owns and is entitled to dispose of 973,000 shares of common stock, having waived their redemption rights related to such shares. The Company further released 1,595 million yen to the Non-redeeming Shareholder, which will be held in trust by the Non-redeeming Shareholder and which was calculated as the Redemption Price multiplied by the number of shares. This amount will be paid to the Company, on a pro rata basis, to the extent the Non-redeeming Shareholder sells such shares to a third party within ninety days of Closing, subject to certain restrictions as set forth in the Non-redemption Agreement. Any shares not sold will be put back to the Company at the maturity date, which is ninety days after closing of the Business Combination, at which point the remaining cash held in trust will be released to the Non-redeeming Shareholder.

The Company is still assessing the treatment of the Non-redemption Agreement. For purposes of the pro formas, we have preliminarily accounted for the Non-redemption Agreement as an equity transaction under IFRS 32.

Anticipated Accounting Treatment

The Business Combination has been accounted for similar to a capital reorganization. Under this method of accounting, Thunder Bridge has been treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination has been treated as the equivalent of Coincheck issuing shares at the Closing of the Business Combination for the net assets of Thunder Bridge as of the Closing Date, accompanied by a recapitalization. The net assets of Thunder Bridge have been stated at historical cost, with no goodwill or other intangible assets recorded.

This determination was primarily based on the fact that the existing Coincheck stockholders have created and control PubCo and its subsidiaries used to effect the Business Combination, have a majority of the voting power of PubCo, and comprise a majority of the governing body of PubCo.

The Business Combination is not within the scope of IFRS 3 since there is no change in control based on the continued control of PubCo by existing Coincheck stockholders and Thunder Bridge does not meet the definition of a business in accordance with IFRS 3; as such, the Business Combination has been accounted for within the scope of IFRS 2. Any excess of fair value of Coincheck shares issued over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination as per the Business Combination Agreement. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Coincheck and Thunder Bridge have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2024

(in millions of yen)

	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)	IFRS Conversion		Pro Forma Adjustments		Pro Forma Combined
		(A)	(A)
ASSETS
Current assets
Cash and cash equivalents	10,628	-			4,485	(B)	10,279
					(2,992)	(C)
					(247)	(G)
					(1,595)	(H)
Cash segregated as deposits	48,820	-					48,820
Crypto assets held	35,633	-					35,633
Safeguard assets	589,883	-					589,883
Customer accounts receivable	789	-					789
Other financial assets	166	-					166
Other current assets	471	-					471
Prepaid expenses	-	4					4
Total current assets	686,390	4	-		(349)		686,045

Non-current assets
Property and equipment	2,153	-					2,153
Intangible assets	982	-					982
Other financial assets	581	-					581
Deferred tax assets	249	-					249
Other non-current assets	4	-					4
Cash and marketable securities held in Trust Account	-	4,493			(4,493)	(B)	-
Total non-current assets	3,969	4,493	-		(4,493)		3,969
Total assets	690,359	4,497	-		(4,842)		690,014

LIABILITIES AND EQUITY
Liabilities
Current liabilities
Deposits received	49,172	-					49,172
Crypto asset borrowings	35,491	-					35,491
Safeguard liabilities	589,883	-					589,883
Other financial liabilities	1,018	-					1,018
Provisions	120	-					120
Income taxes payable	111	60					171
Excise taxes payable	-	305					305
Other current liabilities	240	-					240
Accounts payable and accrued expenses	-	279			4,130	(C)	4,409
WCL Promissory Note payable - related party	-	128					128
2024 Promissory Note payable - related party	-	162			(162)	(C)	-
Total current liabilities	676,035	934	-		3,968		680,937

Non-current liabilities
Other financial liabilities	1,089	-					1,089
Provisions	339	-					339
Warrant liability	-	90					90
Class A common stock subject to possible redemption 3,517,087 shares at redemption value	-	-	4,476	(A)	(4,476)	(B)	-
Total non-current liabilities	1,428	90	4,476		(4,476)		1,518
Total liabilities	677,463	1,024	4,476		(508)		682,455

Commitments

Class A common stock subject to possible redemption 3,517,087 shares at redemption value	-	4,476	(4,476)	(A)			-

Equity
Class A Common Stock	-	-			47	(B)	2,006
					1,959	(B)
Coincheck - Common Stock	386	-			(386)	(B)	-
Capital surplus	478	1,182			4,421	(B)	11,691
					(1,573)	(B)
					10,963	(E)
					(2,185)	(F)
					(1,595)	(H)
Retained earnings (accumulated deficit)	12,032	(2,185)			(6,960)	(C)	(6,138)
					(10,963)	(E)
					2,185	(F)
					(247)	(G)
Total equity	12,896	(1,003)	-		(4,334)		7,559
Total liabilities and equity	690,359	4,497	-		(4,842)		690,014

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended September 30, 2024

(in millions of yen, except share and per share data)

	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)	IFRS Conversion	Pro Forma Adjustments		Pro Forma Combined
		(AA)	(AA)
Revenue
Revenue	145,632	-				145,632
Other revenue	15	-				15
Total revenue	145,647	-	-	-		145,647

Expenses
Cost of sales	(140,507)	-				(140,507)
Selling, general and administrative expenses	(4,473)	-				(4,473)
Formation costs and other operating expenses	-	(102)				(102)
Operating profit	667	(102)	-	-		565

Other income (expenses)
Other income	18	-				18
Other expenses	(4)	-				(4)
Financial income	9	-				9
Financial expenses	(24)	-				(24)
Change in fair value of warrant liability	-	15				15
Interest income	-	108		(108)	(BB)	-
Profit (loss) before income taxes	666	21	-	(108)		579
Income tax expenses	(214)	(21)				(235)
Net profit (loss)	452	-	-	(108)		344

Note: EPS included in Note 4 of Pro Formas.

Weighted-average shares outstanding, Class A ordinary shares
Basic and diluted	2,021,967	3,322,437				129,703,076
Net income (loss) per Class A ordinary share
Basic and diluted	223.50	30.33				2.65
Weighted-average shares outstanding, Class B ordinary shares
Basic and diluted		6,561,252
Net income (loss) per Class B ordinary share
Basic and diluted		(19.71)

Unaudited Pro Forma Condensed Combined Statement of Operations

(in millions of yen, except share and per share data)

	For the Year Ended March 31, 2024	For the Period April 1, 2023 through March 31, 2024		For the Year Ended March 31, 2024
	Coincheck (IFRS Historical)	Thunder Bridge (US GAAP Historical As Converted)	IFRS Conversion	Pro Forma Adjustments		Pro Forma Combined
		(AA)	(AA)
Revenue
Revenue	223,775	-				223,775
Other revenue	274	-				274
Total revenue	224,049	-	-	-		224,049

Expenses
Cost of sales	(214,786)	-				(214,786)
Selling, general and administrative expenses	(6,757)	-		(356)	(CC)	(25,104)
				(68)	(DD)
				(10,963)	(EE)
				(6,960)	(FF)
Formation costs and other operating expenses	-	(182)				(182)
Operating profit	2,506	(182)	-	(18,347)		(16,023)

Other income (expenses)
Other income	437	-				437
Other expenses	(153)	-				(153)
Financial income	67	-				67
Financial expenses	(17)	-				(17)
Change in fair value of warrant liability	-	21				21
Interest income	-	576		(576)	(BB)	-
Profit (loss) before income taxes	2,840	415	-	(18,923)		(15,668)
Income tax expense	(873)	(116)		109	(CC)	(859)
				21	(DD)
Net profit (loss)	1,967	299	-	(18,814)		(16,527)

Note: EPS included in Note 4 of Pro Formas.

Weighted-average shares outstanding, Class A ordinary shares
Basic and diluted	2,021,967	8,357,929				129,703,076
Net income (loss) per Class A ordinary share
Basic and diluted	972.89	36.01				(127.42)
Weighted-average shares outstanding, Class B ordinary shares
Basic and diluted		6,561,252
Net income (loss) per Class B ordinary share
Basic and diluted		(18.72)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2024, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on April 1, 2023, in the case of the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with IFRS as issued by the IASB.

The Business Combination has been accounted for as a capital reorganization. Under this method of accounting, Thunder Bridge is treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination has been treated as the equivalent of Coincheck issuing shares at the Closing of the Business Combination for the net assets of Thunder Bridge as of the Closing Date, accompanied by a recapitalization. The net assets of Thunder Bridge have been stated at historical cost, with no goodwill or other intangible assets recorded.

This determination was primarily based on the former equityholders of Coincheck having a majority of the voting power of PubCo under the minimum and maximum redemption scenarios, and that persons designated by Coincheck will comprise a majority of the governing body of PubCo.

The Business Combination is not within the scope of IFRS 3 since there is no change in control based on the continued control of PubCo by existing Coincheck stockholders and Thunder Bridge does not meet the definition of a business in accordance with IFRS 3; as such, the Business Combination is accounted for within the scope of IFRS 2. Any excess of fair value of Coincheck shares issued over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The pro forma adjustments represent management’s estimates based on information available as of the date of the Form 20-F and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as expenses (i.e., as a direct impact to retained earnings) and are assumed to be cash settled.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

A.	The historical financial statements of Coincheck have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Japanese yen. The historical financial statements of Thunder Bridge have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Certain reclassifications were required to align Thunder Bridge’s accounting policies to those applied by Coincheck. The adjustment required to convert Thunder Bridge’s historical balance sheet from U.S. GAAP to IFRS or to align Thunder Bridge’s accounting policies to those applied by Coincheck was the reclassification of Thunder Bridge’s Class A common stock subject to redemption from mezzanine equity to non-current financial liabilities consistent with IAS 32.

The financial statements of Thunder Bridge have been translated into Japanese yen for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:

●	The period end exchange rate as of September 30, 2024 of USD 1.00 to JPY 142.7830 for the unaudited pro forma condensed combined balance sheet as of September 30, 2024;

●	The average exchange rate for the period April 1, 2024 through September 30, 2024 of USD 1.00 to JPY 151.6367 for the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024;

●	The average exchange rate for the period April 1, 2023 through March 31, 2024 of USD 1.00 to JPY 144.0376 for the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024.

B.	Represents the reclassification of 1) Cash held in Trust Account that becomes available in conjunction with the business combination less the amount paid to redeeming shareholders, and 2) 4,476 million yen of Thunder Bridge Class A common stock subject to possible redemption. The adjustment further reflects the issuance of 2.9 million shares of common stock in PubCo.

C.	Represents transaction costs of 7,395 million yen, of which 2,992 million yen was paid in cash at Closing and the remainder was reflected as an increase to accounts payable. Of the 2,992 million yen paid in cash at Closing, 273 million yen was used to pay down accounts payable and 162 million yen was used to pay down the “2024 Promissory Note payable – related party” balance, both of which balances were accounted for as current liabilities on the unaudited balance sheet of Thunder Bridge as of September 30, 2024.

D.	Represents the issuance by the Company of 122.6 million shares of common stock to the existing Coincheck stockholders as consideration for the reverse recapitalization.

E.	The Business Combination has been accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Thunder Bridge has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the expectation that the former equityholders of Coincheck have a majority of the voting power of the combined company, and that persons designated by Coincheck comprise a majority of the governing body of the combined company. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Coincheck issuing shares for the net assets of Thunder Bridge accompanied by a recapitalization. The net assets of Thunder Bridge have been stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination have been deemed to be those of Coincheck.

The difference in the fair value of equity instruments deemed to have been issued by Coincheck, which is measured based on Thunder Bridge’s closing price per share on September 30, 2024 over the fair value of identifiable net assets of Thunder Bridge as of September 30, 2024 (mainly comprising net cash, excise taxes payable, and related party promissory note payable), represents a service for listing of Coincheck and is accounted for as a share-based payment in accordance with IFRS 2. The IFRS 2 expense, which is a non-cash expense, is estimated at 10,963 million yen based on Thunder Bridge’s identifiable net assets as of September 30, 2024 as illustrated below (in millions of yen except share and per share data).

As of September 30, 2024
Fair value of equity instruments deemed to have been issued by CoinCheck
Thunder Bridge Closing Price per share on September 30, 2024	2,029
Total number of Coincheck shares at Closing	129,703,076
Total Market Capitalization of combined group	263,150
Thunder Bridge shareholders' ownership	5.5%
Total market capitalization attributable to Thunder Bridge shareholders (a)	14,436

Fair Value of identifiable net assets of Thunder Bridge
Cash and cash equivalents	-
Prepaid expenses	4
Cash and marketable securities held in Trust Account	4,493
Accounts payable and accrued expenses	(279)
Income taxes payable	(60)
Excise taxes payable	(305)
Warrant liability	(90)
Promissory note payable - related party	(290)
Fair Value of identifiable net assets of Thunder Bridge as of September 30, 2024 (b)	3,473

Listing expenses (c) = (a) - (b)	10,963

F.	Reflects the elimination of Thunder Bridge’s historical accumulated deficit.

G.	Reflects the pro forma adjustment to record compensation expense and a related tax benefit associated with additional compensation to be paid to Coincheck executive officers and directors upon Closing, the net result of which is presented herein as an impact to accumulated deficit. The related nonrecurring expense incurred at Closing for this compensation was recorded via adjustment (CC).

H.	Reflects the cash paid to the Non-redeeming Shareholder in the amount of 1,595 million yen, in accordance with the terms of the Non-redemption Agreement, which will be terminated or expire within 90 days. The Company is still assessing the treatment of the Non-redemption Agreement; for purposes of the pro formas, we have preliminarily accounted for the Non-redemption Agreement as an equity transaction under IFRS 32. The agreement associated with this arrangement is provided as an annex to the Form 20-F at Exhibit 4.20.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024 and for the year ended March 31, 2024 are as follows:

AA.	The historical financial statements of Coincheck have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Japanese yen. The historical financial statements of Thunder Bridge have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. However, it was determined that there were no adjustments required to convert Thunder Bridge’s historical statements of operations from U.S. GAAP to IFRS or to align Thunder Bridge’s accounting policies to those applied by Coincheck.

The financial statements of Thunder Bridge have been translated into Japanese yen for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:

●	The period end exchange rate as of September 30, 2024 of USD 1.00 to JPY 142.7830 for the unaudited pro forma condensed combined balance sheet as of September 30, 2024;

●	The average exchange rate for the period April 1, 2024 through September 30, 2024 of USD 1.00 to JPY 151.6367 for the unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2024;

●	The average exchange rate for the period April 1, 2023 through March 31, 2024 of USD 1.00 to JPY 144.0376 for the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2024.

BB.	Reflects the elimination of interest earned on marketable securities held in the trust account.

CC.	Reflects the pro forma adjustment to record the nonrecurring compensation expense and tax benefit related to additional compensation to be paid to Coincheck executive officers and directors upon Closing. The balance sheet impact related to this compensation is presented as part of adjustment (G).

DD.	Reflects the pro forma adjustment to record the nonrecurring compensation expense and tax benefit related to additional compensation to be paid to Coincheck directors. This compensation expense is subject to a service period extending one year from Closing, at which time the compensation will be paid. This expense is considered to be nonrecurring as it will be fully recognized in the first year following Closing. Further, as the vesting period begins at Closing, there will be no balance sheet impact recorded as of Closing.

EE.	Reflects the IFRS 2 non-cash expenses derived from the excess of the fair value of equity instruments deemed to have been issued by Coincheck over the fair value of identifiable net assets of Thunder Bridge arisen from the assumed capital reorganization, as explained in adjustment (E) above. This amount is reflected as an adjustment to general and administrative expenses for the year ended March 31, 2024.

FF.	Reflects nonrecurring transaction costs incurred by Coincheck and Thunder Bridge including, but not limited to, advisory fees, legal fees, and registration fees. The balance sheet impact related to the cash settlement of these costs is presented at adjustment (C).

4. Net Profit per Share

Represents the net profit per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since April 1, 2023. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic net profit per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

Coincheck settled all of its stock options prior to Closing. As such, none of Coincheck’s historical stock options have been included as potentially dilutive shares for purposes of pro forma diluted EPS.

The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted profit per share (in millions of yen, except share and per share data):

For the Six Months Ended
September 30, 2024
Numerator
Pro forma net profit (loss) - basic and diluted	344

Pro forma net profit attributable to Coincheck (basic and diluted)	344

Denominator
Coincheck shareholders	122,587,617
Thunder Bridge Public Stockholders	2,919,486
Thunder Bridge Sponsor	4,195,973
Pro forma weighted average shares of Class A common stock outstanding - basic and diluted	129,703,076

Pro forma basic and diluted earnings (losses) per share	2.65

For the Year Ended
March 31, 2024
Numerator
Pro forma net profit (loss) - basic and diluted	(16,527)

Denominator
Coincheck shareholders	122,587,617
Thunder Bridge Public Stockholders	2,919,486
Thunder Bridge Sponsor	4,195,973
Pro forma weighted average shares of Class A common stock outstanding - basic and diluted	129,703,076

Pro forma basic and diluted earnings (losses) per share	(127.42)

The above calculation excludes the effects of dilutive shares from the computation of diluted net income per share as the effect would have an antidilutive impact. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net profit per share attributable to common shareholders of the combined entity is the same. The above excludes the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net profit per share attributable to common shareholders for the periods indicated because including them would have had an antidilutive effect:

As of September 30, 2024
Private Placement Warrants	129,611
Public Warrants	4,730,537